Exhibit 99.2

FOR IMMEDIATE RELEASE

November 20, 2009

Contact:

Cloud Peak Energy

Karla Kimrey

Vice President, Investor Relations

303-713-5000

Cloud Peak Energy Resources LLC and Cloud Peak Energy Finance Corp. Announces Pricing of Its Senior Notes Offering

Gillette, November 20, 2009 — Cloud Peak Energy Inc. (NYSE: CLD) announced today that its subsidiaries Cloud Peak Energy Resources LLC (CPER) and Cloud Peak Energy Finance Corp. have priced an offering of $300 million of senior notes due 2017 with a coupon of 8.25% and $300 million of senior notes due 2019 with a coupon of 8.50%. This offering was done in a Rule 144A and Regulation S offering with registration rights. CLD expects closing to occur on or about November 25, 2009.

The notes will be guaranteed by all of CPER’s existing and future restricted subsidiaries that will guarantee CPER’s debt under CPER’s credit agreement.

The notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and to non-U.S. persons outside the United States in accordance with Regulation S under the Securities Act of 1933. The notes have not been registered under the Securities Act of 1933and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release shall not constitute an offer to sell or a solicitation of any offer to buy such securities nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on assumptions that CLD believes to be reasonable. However, actual results almost always vary from assumed facts and the differences can be material, depending upon the circumstances. As a result, you should not place undue reliance on such forward-looking statements. The words “believe,” “expect,” “estimate,” “anticipate” and similar expressions will generally identify forward-looking statements. All of CLD’s forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements. In addition, CLD disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

505 South Gillette Avenue • PO Box 3009 • Gillette, WY 82717-3009

Phone: (307) 687-6000 • Fax: (307) 687-6015

About Cloud Peak Energy Inc.

Cloud Peak Energy Inc. (NYSE: CLD) is headquartered in Wyoming and is the third largest coal producer in the United States. As one of the safest coal producers in the nation, Cloud Peak Energy Inc. specializes in the production of low sulfur, sub-bituminous coal. The company owns and operates three surface coal mines in the Powder River Basin, the lowest cost coal producing region in the nation among major coal producing regions.  The Antelope Mine and Cordero Rojo Mine are located in Wyoming, and Spring Creek Mine is located near Decker, Montana.

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